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                                                                    EXHIBIT 21.1


LIST OF SUBSIDIARIES OF VSI HOLDINGS, INC.



Visual Services, Inc., a wholly owned Georgia corporation

Vispac, Inc., a wholly owned Georgia corporation

Advanced Animations, Inc., a wholly owned Georgia corporation

PSG International, Inc., a wholly owned Georgia corporation